COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS PREMIER STATE MUNICIPAL BOND FUND, VIRGINIA SERIES
CLASS A SHARES AND THE LEHMAN BROTHERS MUNICIPAL BOND
INDEX

EXHIBIT A:
                                           DREYFUS
                                           PREMIER STATE
                LEHMAN BROTHERS            MUNICIPAL BOND FUND,
 PERIOD         MUNICIPAL                  VIRGINIA SERIES
                BOND INDEX *               (CLASS A SHARES)

 8/1/91          10,000                      9,548
4/30/92          10,734                     10,375
4/30/93          12,092                     11,965
4/30/94          12,353                     12,097
4/30/95          13,175                     12,869
4/30/96          14,222                     13,810
4/30/97          15,166                     14,918
4/30/98          16,576                     16,417

*Source: Lehman Brothers